Exhibit 3.3

ARTICLES OF MERGER

OF

VARAGON FUND I, L.P.,

a Delaware limited partnership,

WITH AND INTO

VARAGON CAPITAL CORPORATION,

a Maryland corporation.

June 2, 2022

THIS IS TO CERTIFY THAT

FIRST: VARAGON FUND I, L.P., a Delaware limited partnership (the “Merging Entity”), and VARAGON CAPITAL CORPORATION, a Maryland corporation (the “Surviving Entity”) agree to merge in the manner hereinafter set forth (the “Merger”).

SECOND: The Merger shall become effective upon the acceptance for record of these articles of merger (the “Effective Time”). At the Effective Time, the separate existence of the Merging Entity shall cease and the Surviving Entity shall continue in existence in accordance with the Maryland General Corporation Law (“MGCL”).

THIRD: The Surviving Entity is a corporation incorporated under the laws of the State of Maryland. The principal office of the Surviving Entity is located at c/o CSC – Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The Surviving Entity is the entity to survive the Merger.

FOURTH: The Merging Entity is a limited partnership, and was formed under the Limited Partnership Act of the State of Delaware on February 29, 2016. The Merging Entity is not qualified to do business in the State of Maryland. The principal office of the Merging Entity is 1675 South State Street, Suite B, City of Dover, County of Kent, Delaware 19901. The Merging Entity does not own any interest in real property in the State of Maryland.

FIFTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by the Merging Entity in the manner and by the vote required by its certificate of limited partnership, the Amended and Restated Limited Partnership Agreement of the Merging Entity, dated July 22, 2016 and as further amended, and the laws of the State of Delaware, as follows: the general partner of the Merging Entity, and the limited partners of the Merging Entity by a majority vote of the entire advisory board of the limited partners, approved the Merger described in these Articles of Merger on substantially the terms and conditions described herein.

SIXTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by the Surviving Entity in the manner and by the vote required by its charter and bylaws and the laws of the State of Maryland, as follows: the Board of Directors of the Surviving Entity, by written consent signed by all the directors of the Surviving Entity, adopted a resolution which declared the proposed merger advisable on substantially the terms and conditions set forth or referred to in the resolution and directed that the proposed merger be submitted for consideration by the sole stockholder. The Merger was approved by the Surviving Entity by a written consent signed by the sole stockholder of the Surviving Entity.

SEVENTH: As of the Effective Time, the charter of the Surviving Entity shall be amended and restated in its entirety as a part of the merger and shall thereafter be as set forth in Exhibit A attached hereto, which is filed herewith pursuant to Section 3-109 of the MGCL.

EIGHTH: Prior to the Merger, the total number of shares of all classes of stock which the Surviving Entity was authorized to issue was 1,000, consisting of 1,000 shares of common stock, par value of $0.01 per share, having an aggregate par value of $10. Following the Effective Time, giving effect to the amendments to the charter of the Surviving Entity effected by the Merger, the total number of shares of all classes of stock that the Surviving Entity will have authority to issue is 500,000,000, consisting of 500,000,000 shares of common stock, par value $0.01 per share (the “Surviving Entity Common Stock”), and the aggregate par value of all shares of all classes of stock of the Surviving Entity will be $5,000,000.

NINTH: At the Effective Time, each percentage of partnership interests of the Merging Entity issued and outstanding immediately prior to the Effective Time shall be converted into and become that number of validly issued, fully paid and nonassessable shares of Surviving Entity Common Stock described in Section 1.3 of that certain Agreement and Plan of Merger, dated June 2, 2022 (the “Merger Agreement”), by and between the Surviving Entity and the Merging Entity.

TENTH: At the Effective Time, the Merging Entity shall be merged with and into the Surviving Entity and, thereupon, the Surviving Entity shall possess any and all purposes and powers of the Merging Entity; and all leases, licenses, property, rights, privileges and powers of whatever nature and description of the Merging Entity shall be transferred to, vested in and devolved upon the Surviving Entity, without further act or deed, and all of the debts, liabilities, duties and obligations of the Merging Entity will become the debts, liabilities, duties and obligations of the Surviving Entity.

ELEVENTH: Each of the undersigned acknowledges these Articles of Merger to be the act and deed of the respective entity on behalf of which he or she has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties of perjury.

-Signatures Appear on Following Page-

IN WITNESS WHEREOF, these Articles of Merger are hereby signed in the name of and have been duly executed, as of the date first stated above, on behalf of the Surviving Entity, by its officer set forth below, and on behalf of the Merging Entity by its general partner as set forth below.

ATTEST:		VARAGON CAPITAL CORPORATION,
a Maryland corporation

By:	/s/ Afsar Farman-Farmaian	By:	/s/ Walter J. Owens (SEAL)
Name:	Afsar Farman-Farmaian, Esq.	Name:	Walter J. Owens
Title:	Secretary	Title:	Chief Executive Officer

WITNESS:		VARAGON FUND I, L.P.,
a Delaware limited partnership,

By: VARAGON FUND I GP, LLLC,
a Delaware limited company

By: Varagon Capital Partners, L.P.,
its sole member

By:	/s/ Afsar Farman-Farmaian	By:	/ s/ Walter J. Owens (SEAL)
Name:	Afsar Farman-Farmaian, Esq.	Name:	Walter J. Owens
Title:	General Counsel,	Title:	Chief Executive Officer
Varagon Capital Partners, L.P.

EXHIBIT A

AMENDMENT AND RESTATEMENT

OF

VARAGON CAPITAL CORPORATION

June 2, 2022

Varagon Capital Corporation, a Maryland Corporation (the “Corporation”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation desires to amend and restate its charter as currently in effect.

SECOND: Pursuant to Section 2-609(c) and Section 3-109 of the Maryland General Corporation Law, the following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:

Article I. NAME

The name of the Corporation is: Varagon Capital Corporation.

Article II. PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company under the Investment Company Act of 1940, as amended (together with any rules and regulations and any applicable guidance and/or interpretations of the Securities and Exchange Commission (the “SEC”) or its staff promulgated thereunder, the “1940 Act”).

Article III. PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The name of the resident agent of the Corporation in Maryland is CSC-Lawyers Incorporating Service Corporation whose address is 7 St. Paul Street, Suite 820, Baltimore Maryland 21202. The street address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

Article IV. PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS

OF THE CORPORATION AND OF

THE STOCKHOLDERS AND DIRECTORS

Section 4.01 Number, Vacancies, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Corporation’s board of directors (the “Board of Directors”). The number of directors of the Corporation (the “Directors”) is one, which number may be increased or decreased only by the Board of Directors pursuant to the Corporation’s bylaws (the “Bylaws”), or the Corporation’s charter (the “Charter”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). A director shall have the qualifications, if any, specified in the Bylaws. The name of the director who shall serve until his successor is duly elected and qualifies is:

Walter J. Owens

The Board of Directors shall fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors. The Corporation elects at such time as it becomes eligible pursuant to Section 3-802 of the MGCL to make the election as provided for under Section 3-804(c) of the MGCL that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares or as may be required by the 1940 Act, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Section 4.02 Classes of Directors. Following the initial organization meeting of the Corporation, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The term of office of directors of Class I shall expire at the Corporation’s 2023 annual meeting of stockholders; the current term of office of directors of Class II shall expire at the Corporation’s 2024 annual meeting of stockholders; and the current term of office of directors of Class III shall expire at the Corporation’s 2025 annual meeting of stockholders. Following such terms, at each annual meeting of stockholders, a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of shareholders after their election. Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term, or his or her prior death, resignation or removal.

Section 4.03 Extraordinary Actions. Except as specifically provided in Section 4.08 (relating to removal of Directors), in Section 7.02 (relating to certain amendments to the Charter) and in Section 7.02 (relating to certain actions), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.04 Quorum. The presence in person or by proxy of holders of Shares of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of Shares, in which case the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast by such classes or series of Shares on such matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.

Section 4.05 Authorization by the Board of Directors of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (including compensation for the Directors or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter.

Section 4.06 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 5.04 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Corporation which the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting Stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, or any proportion of the Shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 4.07 Determinations by the Board of Directors. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors not inconsistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, purchase of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any class or series of Shares) or the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any Shares; the number of Shares of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.08 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors, voting together as a single class. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Article V. STOCK

Section 5.01 Authorized Shares. The Corporation has authority to issue 500,000,000 Shares, initially consisting of 500,000,000 shares of common stock, $0.01 par value per share (“Common Shares”), and no shares of preferred stock, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $5,000,000. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article V, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.

Section 5.02 Common Shares. Each Common Share shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.03 Preferred Shares. The Board of Directors may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares.

Section 5.04 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.04 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary.

Section 5.05 Charter and Bylaws. All Persons who acquire Shares of the Corporation acquire the same, and the rights of all stockholders and the terms of all Shares are, subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

Section 5.06 No Issuance of Share Certificates. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. A Stockholder’s investment shall be recorded on the books of the Corporation. To transfer his or her Shares, a Stockholder shall submit an executed form to the Corporation, which form shall be provided by the Corporation upon request. Such transfer also will be recorded on the books of the Corporation. Upon issuance or transfer of Shares, the Corporation will provide the Stockholder with information concerning his or her rights with regard to such Shares, as required by the Bylaws and the MGCL or other applicable law.

Section 5.07 Right of Inspection. A Stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 5.08 Stockholder Action Without A Meeting. Any action required or permitted to be taken by holders of any class or series of stock, including Common Stock, at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting at which all stockholders entitled to vote were present and vote.

Article VI. LIABILITY LIMITATION AND INDEMNIFICATION

Section 6.01 Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 6.02 Indemnification. Subject to any limitations set forth under Maryland law or the 1940 Act, the Corporation shall indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of the Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board of Directors may take such action as is necessary to carry out this Section 6.02.

Section 6.03 1940 Act Limitation on Indemnification. The provisions of this Article VI shall be subject to the requirements and limitations of the 1940 Act.

Section 6.04 Amendment or Repeal. Neither the amendment nor repeal of this Article VI, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VI, shall apply to or affect in any respect the applicability of the preceding sections of this Article VI with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

Article VII. AMENDMENTS

Section 7.01 Amendments Generally. The Corporation reserves the right from time to time, upon the requisite approval by the Board of Directors and/or the stockholders, to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on stockholders, Directors and officers are granted subject to this reservation.

Section 7.02 Approval of Certain Extraordinary Actions and Charter Amendments.

(a) Required Votes. The affirmative vote of the stockholders entitled to cast at least 80% of the votes entitled to be cast generally in the election of Directors, with holders of each class or series of Shares voting as a separate class:

(i) Any amendment to the Charter to make Common Shares a “redeemable security” and any other proposal to convert the Corporation from a “closed-end company” to an “open-end company” (as defined in the 1940 Act);

(ii) The liquidation or dissolution of the Corporation and any amendment to the Charter to effect any such liquidation or dissolution;

(iii) Any amendment to, or any amendment inconsistent with, the provisions of, Section 4.01, Section 4.02, Section 4.09, Section 4.10, Section 5.05, or this Section 7.02 of this Charter;

(iv) Any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Corporation that the MGCL requires be approved by the stockholders; and

(v) Any transaction between (A) the Corporation and (B) a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision), that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group;

provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least majority of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal, transaction or amendment referred to in (i)-(v) above, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (a)(v) above, if such transaction is approved by the Continuing Directors, by a vote of at least majority of such Continuing Directors, no stockholder approval of such transaction shall be required unless the MGCL or another provision of the Charter or Bylaws otherwise requires such approval.

(b) “Continuing Director” means (i) the directors identified in Section 4.01, (ii) the directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies on the Board of Directors is approved by a majority of the directors identified in Section 4.01, who are on the Board of Directors at the time of the nomination or election, as applicable, or (iii) any successor directors whose nomination for election by the stockholders or whose election by the Board of Directors to fill vacancies is approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board of Directors at the time of the nomination or election, as applicable.

Article VIII. TRANSFER RESTRICTIONS

During the Restricted Period, a Stockholder shall not transfer (whether by sale, gift, merger, by operation of law or otherwise), exchange, assign, pledge, hypothecate or otherwise dispose of or encumber (collectively, “Transfer”) any shares of Common Stock acquired prior to the listing of the Common Shares on a national securities exchange (the “Listing”) to any person or entity unless (i) the Board of Directors provides prior written consent and (ii) the Transfer is made in accordance with applicable securities and other laws. The “Restricted Period” is 180 days after the date of the Listing for all of the shares of Common Stock held by a Stockholder prior to the date of the Listing, 270 days after the date of the Listing for two-thirds of the shares of Common Stock held by a Stockholder prior to the date of the Listing and 365 days after the date of the Listing for one-third of the shares of Common Stock held by a Stockholder prior to the date of the Listing. The Board of Directors may impose certain conditions in connection with granting its consent to a Transfer. Any purported Transfer of any shares of Common Stock effected in violation of this Article VIII shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records.

THIRD: This amendment and restatement of the charter has been duly advised by the Board of Directors and approved by the Stockholders of the Corporation.

FOURTH: The current address of the principal office of the Corporation is set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the forgoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are set forth in Article IV of the forgoing amendment and restatement of the charter.

SEVENTH: The total number of shares of capital stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 1,000 shares of common stock, $0.01 par value per share. The aggregate par value of the shares of capital stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was $10.

EIGHTH: The total number of shares of capital stock which the Corporation has authority to issue after giving effect to the amendments set forth in the foregoing amendment and restatement of the charter is 500,000,000, consisting of 500,000,000 shares of common stock, $0.01 par value per share. The aggregate par value of the shares of capital stock which the Corporation has authority to issue immediately following the foregoing amendment and restatement of the charter is $5,000,000.

NINTH: The undersigned acknowledges this amendment and restatement of the charter to be the act of the Corporation and, as to all matter or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, this amendment and restatement of the charter hereby executed in the name of the Corporation as of the date first stated above.

ATTEST:		VARAGON CAPITAL CORPORATION, a Maryland corporation

By:	/s/ Afsar Farman-Farmaian	By:	/s/ Walter J. Owens (SEAL)
Name:	Afsar Farman-Farmaian,	Name:	Walter J. Owens
Title:	Secretary	Title:	Chief Executive Officer